Exhibit 99.1

Beverly National Corporation Press Release

FOR IMMEDIATE RELEASE	Contact:	Michael O. Gilles
Janet Belsky
978-922-2100

BEVERLY NATIONAL CORPORATION

ANNOUNCES EARNINGS FOR THE QUARTER AND SIX MONTHS ENDED

JUNE 30, 2005

(Beverly, MA) July 27, 2005 - Don Fournier, President and Chief Executive Officer of Beverly National Corporation and its subsidiary, Beverly National Bank, announced the earnings of Beverly National Corporation for the quarter and six months ended June 30, 2005.

Beverly National Corporation (the “Company”) reported total assets of $414,755,889 at June 30, 2005, as compared with $370,056,007 at June 30, 2004. Don Fournier, President and Chief Executive Officer stated, “We are pleased with the Company’s growth of nearly $45 million over the past twelve (12) months. Such growth reflects the diligent efforts of our employees, management team and the Board. We believe that we are positioned to continue to build our market share of quality earning assets in the communities which we serve.”

Net income for the six-month period ending June 30, 2005 was $1,210,162, as compared to $1,024,082 for the same period of 2004. Basic earnings per share for the six months ended June 30, 2005 were $0.65, versus $0.56 for the same period of 2004. Diluted earnings per share for the six-month period ended June 30, 2005 were $0.63, as compared to $0.53 for the six months ended June 30, 2004.

Net income was affected during the second quarter by a transition in the position of Chief Financial Officer, which included a Resignation and Consulting Agreement entered into by the Company with the former CFO. This agreement resulted in a non-recurring expense during the second quarter of 2005 of approximately $106,000 net of taxes.

President Fournier stated, “The Company continues to build on the ground work set forth last year, which included an investment in our lending area that continues to yield asset growth in 2005, and our new Danvers branch, which opened in December 2004, and is on track to achieve its first year goals. A sound, strategic approach to product development has resulted in several new offerings including a Health Savings Account and a new Business Money Market Account, as well as an Identity Theft Shield service.”

*Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumption made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including, among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company’s quarterly reports of Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference in hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.

BEVERLY NATIONAL CORPORATION

Period Ended June 30, 2005

Financial Highlights

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net income	$575,361	$541,371	$1,210,162	$1,024,082
Average basic shares outstanding	1,868,142	1,841,248	1,867,630	1,838,600
Earnings per share-Basic	$0.31	$0.30	$0.65	$0.56
Average diluted shares outstanding	1,932,301	1,921,247	1,932,033	1,920,863
Earnings per share-Diluted	$0.30	$0.28	$0.63	$0.53

Beverly National Bank, a subsidiary of Beverly National Corporation, is headquartered in Beverly, MA, and operates full-service branch offices in Downtown Beverly, Cummings Center – Beverly, North Beverly, Danvers, Hamilton, Manchester-by-the-Sea and Topsfield. The Bank offers a full array of consumer products and services including full electronic banking, financial planning, trust and investment services and business specialties. Incorporated in 1802, Beverly National Bank is the oldest community bank in the United States. The Bank’s deposits are insured by the FDIC in accordance with the Federal Deposit Insurance Act.